EXHIBIT 10.5

                           PATENT TRANSFER AGREEMENT

TRANSFEROR:       China Agricultural University
TRANSFEREE:       Kiwa Bio-Tech Products (Shandong) Co., Ltd.
                  (The subsidiary of Kiwa Bio-Tech Products Group Corporation -
                  OTCBB: KWBT)

NAME OF PATENT:     High effective  composite  bacteria for enhancing  yield and the related methodology for manufacturing

NO. OF PATENT: ZL 93101635.5

DATE OF APPLICATION:       February 19, 1993

DATE OF GRANTING THE PATENT RIGHT:  July 12, 1996

PATENT RIGHT HOLDER:       China Agricultural University

Both parties agree to cooperate in the field of agricultural biotechnology research in multiple ways including cooperation in research for certain topics, setting up together the research center/institution and model facilities for product application, exchange of ideas and thoughts between technical personnel, etc.

Agreement Signing Date:    April 12, 2004


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                            PATENT TRANSFER AGREEMENT

CONSIDERATION FOR THE PATENT TRANSFER

Both parties agree that the total consideration for the transfer of the above-mentioned patent right is RMB 10,430,000 (approximately US$1.26 million based on exchange rate as of March 31, 2004, i.e., US$1 = RMB 8.2771). Such consideration includes:

CASH

RMB 500,000 (approximately US$60,407.63 @ 8.2771)

WAY OF PAYMENT

The transferee shall pay the transferor the first installment of the cash consideration, i.e., RMB 250,000 (approximately US$ 30,203.82) upon the signing of the Agreement, i.e., April 12, 2004.

The second installment, i.e., RMB 250,000 (approximately US$ 30,203.82), shall be paid to the transferor within 5 days upon the completion of the issuance of the notice regarding patent right holder alternation registration by the Patent Bureau.

STOCK

1,000,000 shares of common stocks of Kiwa Bio-Tech Products Group Corporation (OTCBB: KWBT, the parent company of Kiwa Bio-Tech Products (Shandong) Co., Ltd.). The value of such stocks is RMB 3,310,000 (approximately US$ 400,000 @ 8.2771).

WAY OF PAYMENT

The transferee shall complete the formalities regarding the issuance of the above-mentioned 1,000,000 common stocks to the transferor within 2 months upon the issuance of the notice regarding the patent right holder alternation registration by the National Intellectual Property Bureau. The transferor agrees that such portion of the consideration in relation to the transfer of the patented technology will be the capital contribution by the transferor to KWBT.

MEASURES IF THE PATENT RIGHT IS REVOKED OR ANNOUNCED INVALID

After the Agreement comes into effect, if when the Patent Right of the transferor is revoked or announced invalid, such situations in which the fairness principle is obviously violated as that the transferee is hard to obtain the benefits as expected occur, the transferor shall return the cash portion of the transfer fee and the stocks obtained in relation thereto or any other corresponding benefits to the transferee except that it is not all but only partial patent right claim is revoked or announced to be invalid. If the afore-


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said situations  occur, the transferee does not need to return the documents and materials relating to the transferred technology to the transferor.

If the other party submits the request for the revocation or announcement of invalidity to the Patent Evaluation Committee or appeal to the court regarding the decision of the Patent Evaluation Committee after the Agreement is effective, the transferee will be responsible for responding and bear the costs in relation thereto. The transferor shall proactively assist in defending.

IMPLEMENTATION OF THE PATENTED TECHNOLOGY AND R&D COOPERATION

The transferor shall provide the complete set of documents and materials relating the patented technology, technical documents and those relating to the manufacturing process, and be responsive for training the personnel of the transferee, provides instruction and technical support relating to the implementation of the patented technology until the commercialized production is realized, i.e., starting to produce the quality products according to the NY-335-1998 standards for manufacturing process relating to the bacteria for yield enhancement and other relevant standards. The transferor will bear the traveling expenses of the personnel of the transferor to assist in the implementation process.

The bacteria consist of the core part of the afore-said patented technology. For the purpose of continuous commercialized production, the transferor shall provide the transferee continuously with the sources of the bacteria and new series of bacteria. The transferee promises not to provide any third party with such bacteria.

The   transferor   shall  assist  the   transferee  in  designing  the  feasible
manufacturing process and charts for manufacturing equipment and provide such information in written form with signature to the transferee.

The transferor shall provide the transferee with the existing field test reports and other materials that can be used for promotion and advertisement. The transferor shall assist the transferee in completing the product registration.

This amendment to the Patent Transfer Agreement is effective on April 12, 2004 upon signing by both parties.